Schedule B

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date	Annual Sub-Advisory Fee Rate (bp) 0.5 x (individual fund fee rate + group fee rate)
Fidelity Charles Street Trust	Fidelity Health Savings Fund	Fixed-Income	01/16/2020	0.5 x (30 bp + group fee rate)
Fidelity Charles Street Trust	Fidelity Health Savings Index Fund	Fixed-Income	01/16/2020	0.5 x (30 bp + group fee rate)
Fidelity Income Fund	Fidelity Total Bond K6 Fund	Fixed-Income	01/18/2017	0.5 x (20 bp + group fee rate)
Fidelity Merrimack Street Trust	Fidelity Sustainable Core Plus Bond ETF	Fixed Income	03/10/2022	0.5 x (17.5 bp + group fee rate)
Fidelity Merrimack Street Trust	Fidelity Sustainable Low Duration Bond ETF	Fixed Income	03/10/2022	0.5 x (15 bp + group fee rate)
Fidelity Merrimack Street Trust	Fidelity Tactical Bond ETF	Fixed Income	09/14/2022	0.5 x (45 bp + group fee rate)

Fidelity Management & Research Company LLC	FMR Investment Management (UK) Limited

By: /s/Christopher J. Rimmer	By: /s/Mark D. Flaherty
Name: Christopher J. Rimmer	Name: Mark D. Flaherty
Title: Treasurer	Title: Director